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                                                                   Exhibit 23(f)

                       CONSENT OF BEAR, STEARNS & CO. INC.

      We hereby consent to the use of our name and to the description of our opinion letter, dated the date of the Joint Proxy Statement/Prospectus referred to below, (i) in the first paragraph under the caption "SUMMARY -- Opinions of Financial Advisors," (ii) under the captions "THE MERGER -- Background of the Merger" and " -- Reasons for the Merger; Recommendations of the Boards" and
(iii) under the caption "OPINIONS OF FINANCIAL ADVISORS -- Opinion of NYNEX's Financial Advisors -- Opinion of Bear, Stearns & Co. Inc." in, and to the inclusion of such opinion letter as Appendix IV to, the Joint Proxy Statement/Prospectus of Bell Atlantic Corporation and NYNEX Corporation, which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of Bell Atlantic Corporation, filed with the Securities and Exchange Commission on September 6, 1996. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          BEAR, STEARNS & CO. INC.

                                          By:   /s/  James A. Ferency
                                                     Senior Managing Director

New York, New York
September 6, 1996